Exhibit 15




To Northeast Utilities:


We are aware that Northeast Utilities has incorporated by reference in its Registration Statements No. 33-34622, No. 33-40156, No. 33-44814, No. 33-63023,
No. 33-55279, No. 33-56537, No. 333-52413, No. 333-52415, and No. 333-85613,
its Form 10-Q for the quarter ended September 30, 2001, which includes our report dated November 8, 2001, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to November 8, 2001.





                                        /s/ Arthur Andersen LLP
                                            Arthur Andersen LLP

Hartford, Connecticut
November 8, 2001